ELEVATE CREDIT ANNOUNCES THIRD QUARTER 2019 RESULTS

Elevate Credit announces strong third quarter earnings growth;
Raises 2019 net income guidance

FORT WORTH, TX - November 4, 2019 - Elevate Credit, Inc. (NYSE: ELVT) (“Elevate” or the “Company”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced results for the third quarter ended September 30, 2019. The financial performance for the quarter is a strong turnaround from the net loss incurred in the third quarter of 2018.

“The third quarter of 2019 was another successful result for Elevate and we are very pleased with the operating leverage we continue to generate through improved credit quality and lower customer acquisition costs. As a result, we are also pleased to raise our full year 2019 net income outlook from $25 million to $30 million, to $28 million to $32 million; 9% higher than our previous range at the midpoint. Our measured approach to originations continued in the quarter and we remain encouraged by the early feedback from our recently deployed credit models as we look toward 2020.”
Third Quarter 2019 Financial Highlights1

•
Net income: Net income for the three months ended September 30, 2019 totaled $4.8 million, up $9.0 million, compared to a net loss of $(4.2) million in the third quarter of 2018. Fully diluted earnings per share for the third quarter of 2019 was $0.11, an increase from a loss of $(0.10) per fully diluted share a year ago.

•
Revenue: Revenues decreased 4.3% for the third quarter of 2019 totaling $192.8 million compared to $201.5 million for the third quarter of 2018. Revenues increased $15.0 million, or 8.4%, from the second quarter of 2019. Revenues less net charge-offs totaled $105.8 million for the third quarter of 2019, an increase of 4.6% from $101.1 million in the third quarter of 2018.

•
Combined loans receivable - principal: Combined loans receivable - principal totaled $628.7 million at September 30, 2019, a decrease of $5.2 million, or 1.0%, from $634.0 million for the prior-year quarter end. Combined loans receivable - principal increased $27.5 million, or 4.6%, compared to the prior quarter-end balance of $601.2 million.

•
Improving credit quality: The ending combined loan loss reserve, as a percentage of combined loans receivable, was 13.8% as of September 30, 2019, lower than 13.9% reported for the prior-year period. Net charge-offs as a percentage of revenues for the third quarter of 2019 totaled 45%, down from 50% in the third quarter of 2018.

•
Customer acquisition cost: The average customer acquisition cost was $184 in the third quarter of 2019, lower than $225 for the prior-year quarter. The total number of new customer loans decreased from approximately 95,000 in the third quarter of 2018 to 75,000 in the third quarter of 2019.

•
Adjusted EBITDA margin: Adjusted EBITDA increased to $29.0 million in the third quarter of 2019, up 56.7% from $18.5 million in the third quarter of 2018. The Adjusted EBITDA margin for the third quarter of 2019 was 15.1%, up from 9.2% in the prior-year quarter.

__________________________
1 Adjusted EBITDA, Adjusted EBITDA margin, combined loans receivable - principal, combined loans receivable, and combined loan loss reserve are non-GAAP financial measures. These terms are defined elsewhere in this release. Please see the schedules appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

Year-to-date 2019 Financial Highlights1

•
Net income: Net income for the nine months ended September 30, 2019 totaled $23.9 million, up $15.5 million, or 185.2%, compared to $8.4 million in the first nine months of 2018. Fully diluted earnings per share was $0.54, an increase from $0.19 fully diluted per share a year ago.

•
Revenue: Revenues decreased 3.3% for the nine months ended September 30, 2019, totaling $560.0 million compared to $579.4 million for the first nine months of 2018. Revenues less net charge-offs totaled $289.5 million for the first nine months of 2019, up slightly from $285.3 million for the first nine months of 2018.

•
Customer acquisition cost: The average customer acquisition cost was $210 for the nine months ended September 30, 2019, lower than $257 for the first nine months of 2018. The total number of new customer loans decreased from approximately 250,000 for the nine months ended September 30, 2018 to 196,000 in the first nine months of 2019.

•
Adjusted EBITDA margin: Adjusted EBITDA increased to $107.6 million for the first nine months of 2019, up 27.8% from $84.2 million in the first nine months of 2018. The Adjusted EBITDA margin for the first nine months of 2019 was 19.2%, up from 14.5% in the prior-year.

Liquidity and Capital Resources
Interest expense in the third quarter of 2019 declined to $14.7 million as compared to $17.9 million in the second quarter of 2019 and $19.8 million in the third quarter of 2018. This decrease resulted from a lower cost of funds, which decreased to approximately 10.7%, versus 13.6% and 14.6% in the second quarter of 2019 and the third quarter of 2018, respectively.

The Company's Board of Directors authorized a share repurchase program beginning in July 2019 providing for the repurchase of up to $10 million of the Company's common stock through July 31, 2024. The Company purchased $434 thousand of common shares under this program during the third quarter of 2019.

Financial Outlook

The Company is revising the full year 2019 revenue guidance down to $740 million to $750 million, but increasing full year 2019 net income guidance to $28 million to $32 million, and diluted earnings per share to $0.63 to $0.72. Fiscal year 2019 Adjusted EBITDA guidance is revised to $135 million to $140 million, the upper half of our prior guidance. Prior guidance for full year 2019 was $750 million to $770 million in revenue, $25 million to $30 million in net income, $0.55 to $0.65 in diluted earnings per share, and $130 million to $140 million in Adjusted EBITDA.

__________________________
1 Adjusted EBITDA, Adjusted EBITDA margin, combined loans receivable - principal, combined loans receivable, and combined loan loss reserve are non-GAAP financial measures. These terms are defined elsewhere in this release. Please see the schedules appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

Conference Call

The Company will host a conference call to discuss its third quarter 2019 financial results on Monday, November 4th at 4:00pm Central Time / 5:00pm Eastern Time. Interested parties may access the conference call live over the phone by dialing 1-877-407-0792 (domestic) or 1-201-689-8263 (international) and requesting the Elevate Credit Third Quarter 2019 Earnings Conference Call. Participants are asked to dial in a few minutes prior to the call to register for the event. The conference call will also be webcast live through Elevate’s website at http://www.elevate.com/investors.
An audio replay of the conference call will be available approximately three hours after the conference call until 11:59 pm ET on November 18, 2019, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13695563, or by accessing Elevate’s website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "may," "will," "might," "expect," "believe," "anticipate," "could," "would," "estimate," "continue," "pursue," or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding future performance. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning. The forward-looking statements include statements regarding: our expectations of future financial performance including our outlook for full fiscal year 2019 (including all statements under the heading "Financial Outlook"); our potential to drive long-term earnings growth; our expectation of continued strong earnings through 2019 and that we will see the added benefit from new credit models; and the Company’s targeted customer acquisition cost range of $250-$300. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks and uncertainties include, but are not limited to: the Company’s limited operating history in an evolving industry; new laws and regulations in the consumer lending industry in many jurisdictions that could restrict the consumer lending products and services the Company offers, impose additional compliance costs on the Company, render the Company’s current operations unprofitable or even prohibit the Company’s current operations; scrutiny by regulators and payment processors of certain online lenders’ access to the Automated Clearing House system to disburse and collect loan proceeds and repayments; a lack of sufficient debt financing at acceptable prices or disruptions in the credit markets; the impact of competition in our industry and innovation by our competitors; our ability to prevent security breaches, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of our platform or adversely impact our ability to service loans; and other risks related to litigation, compliance and regulation. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's most recent Annual Report on Form 10-K, and in the Company's other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Elevate
Elevate (NYSE: ELVT), together with its bank partners, has originated $7.8 billion in non-prime credit to more than 2.4 million non-prime consumers to date and has saved its customers more than $6.1 billion versus the cost of payday loans. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit products includes RISE, Elastic, Sunny and Today Card. For more information, please visit http://www.elevate.com.

Investor Relations:

Solebury Trout
Sloan Bohlen, (817) 928-1646
investors@elevate.com

or

Media Inquiries:

Solebury Trout
Lisa Wolford, (917) 846-0881
lwolford@soleburytrout.com

Elevate Credit, Inc. and Subsidiaries
Condensed Consolidated Income Statements
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except share and per share amounts)	2019	2018	2019	2018
Revenues	$192,778	$201,480	$560,042	$579,394
Cost of sales:
Provision for loan losses	101,047	113,896	266,503	294,636
Direct marketing costs	13,821	21,280	41,169	64,155
Other cost of sales	7,459	7,997	21,081	20,892
Total cost of sales	122,327	143,173	328,753	379,683
Gross profit	70,451	58,307	231,289	199,711
Operating expenses:
Compensation and benefits	26,953	24,380	78,301	70,187
Professional services	8,715	9,789	27,274	26,475
Selling and marketing	1,794	2,170	5,845	7,525
Occupancy and equipment	5,054	4,553	15,285	13,302
Depreciation and amortization	4,350	3,490	12,940	9,167
Other	1,252	1,233	4,269	4,018
Total operating expenses	48,118	45,615	143,914	130,674
Operating income	22,333	12,692	87,375	69,037
Other expense:
Net interest expense	(14,660)	(19,810)	(51,826)	(58,286)
Foreign currency transaction loss	(870)	(325)	(967)	(800)
Non-operating loss	(695)	—	(695)	(38)
Total other expense	(16,225)	(20,135)	(53,488)	(59,124)
Income (loss) before taxes	6,108	(7,443)	33,887	9,913
Income tax expense (benefit)	1,344	(3,209)	9,993	1,536
Net income (loss)	$4,764	$(4,234)	$23,894	$8,377

Basic earnings (loss) per share	$0.11	$(0.10)	$0.55	$0.20
Diluted earnings (loss) per share	$0.11	$(0.10)	$0.54	$0.19
Basic weighted average shares outstanding	44,169,964	43,182,208	43,736,458	42,653,947
Diluted weighted average shares outstanding	44,743,944	43,182,208	44,320,427	44,354,376

Elevate Credit, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands)	September 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents*	$77,337	$58,313
Restricted cash	2,290	2,591
Loans receivable, net of allowance for loan losses of $89,667 and $91,608, respectively*	555,424	561,694
Prepaid expenses and other assets*	11,702	11,418
Operating lease right of use assets	11,036	—
Receivable from CSO lenders	9,694	16,183
Receivable from payment processors*	21,079	21,716
Deferred tax assets, net	12,304	21,628
Property and equipment, net	48,937	41,579
Goodwill	16,027	16,027
Intangible assets, net	1,432	1,712
Derivative assets, net*	—	412
Total assets	$767,262	$753,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities*	$43,177	$44,950
Operating lease liabilities	15,306	—
State and other taxes payable	719	681
Deferred revenue*	13,330	28,261
Notes payable, net*	549,028	562,590
Total liabilities	621,560	636,482
COMMITMENTS, CONTINGENCIES AND GUARANTEES
STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	18	18
Additional paid-in capital	189,783	183,244
Treasury stock	(434)	—
Accumulated deficit	(42,631)	(66,525)
Accumulated other comprehensive income (loss)	(1,034)	54
Total stockholders’ equity	145,702	116,791
Total liabilities and stockholders’ equity	$767,262	$753,273

* These balances include certain assets and liabilities of variable interest entities (“VIEs”) that can only be used to settle the liabilities of that respective VIE. All assets of the Company are pledged as security for the Company’s outstanding debt, including debt held by the VIEs.

Non-GAAP Financial Measures

This press release and the attached financial tables contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, combined loans receivable - principal, combined loans receivable and combined loan loss reserve.

Adjusted EBITDA and Adjusted EBITDA margin

In addition to net income determined in accordance with GAAP, Elevate uses certain non-GAAP measures such as “Adjusted EBITDA” and "Adjusted EBITDA margin" in assessing its operating performance. Elevate believes these non-GAAP measures are appropriate measures to be used in evaluating the performance of its business.

Elevate defines Adjusted EBITDA as net income (loss) excluding the impact of income tax expense, non-operating loss, foreign currency transaction loss associated with our UK operations, net interest expense, share-based compensation expense and depreciation and amortization expense. Elevate defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful supplemental measures to assist management and investors in analyzing the operating performance of the business and provide greater transparency into the results of operations of our core business. Management uses this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Elevate’s core operating performance. Elevate includes this non-GAAP financial measure in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to net income (loss) or any other performance measure derived in accordance with GAAP. Management's use of Adjusted EBITDA and Adjusted EBITDA margin has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect expected cash capital expenditure requirements for such replacements or for new capital assets;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; and

•
Adjusted EBITDA does not reflect interest associated with notes payable used for funding customer loans, for other corporate purposes or tax payments that may represent a reduction in cash available to the Company.

Additionally, Elevate’s definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The Company’s Adjusted EBITDA guidance does not include certain charges and costs. The adjustments in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods.   The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

The following table presents a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to Elevate’s net income (loss) for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2019	2018	2019	2018
Net income (loss)	$4,764	$(4,234)	$23,894	$8,377
Adjustments:
Net interest expense	14,660	19,810	51,826	58,286
Share-based compensation	2,361	2,358	7,272	6,005
Foreign currency transaction loss	870	325	967	800
Depreciation and amortization	4,350	3,490	12,940	9,167
Non-operating loss	695	—	695	38
Income tax expense (benefit)	1,344	(3,209)	9,993	1,536
Adjusted EBITDA	$29,044	$18,540	$107,587	$84,209

Adjusted EBITDA margin	15.1%	9.2%	19.2%	14.5%

Supplemental Schedules

Revenue by Product

	Three Months Ended September 30, 2019
(Dollars in thousands)	Rise (US)(1)	Elastic (US)(2)	Total Domestic	Sunny (UK)	Total

Average combined loans receivable – principal(3)	$320,104	$256,470	$576,574	$49,411	$625,985
Effective APR	126%	96%	113%	228%	122%
Finance charges	$101,402	$62,174	$163,576	$28,458	$192,034
Other	295	424	719	25	744
Total revenue	$101,697	$62,598	$164,295	$28,483	$192,778

	Three Months Ended September 30, 2018
(Dollars in thousands)	Rise (US)(1)	Elastic (US)	Total Domestic	Sunny (UK)	Total

Average combined loans receivable – principal(3)	$293,312	$270,701	$564,013	$52,349	$616,362
Effective APR	139%	96%	119%	242%	129%
Finance charges	$102,787	$65,676	$168,463	$31,953	$200,416
Other	405	600	1,005	59	1,064
Total revenue	$103,192	$66,276	$169,468	$32,012	$201,480

(1)	Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

(2)	Includes immaterial balances related to the Today Card, which expanded its test launch in November 2018.

(3)
Average combined loans receivable - principal is calculated using daily principal balances. See the "Combined Loan Information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

Revenue by Product, Continued

	Nine Months Ended September 30, 2019
(Dollars in thousands)	Rise (US)(1)	Elastic (US)(2)	Total Domestic	Sunny (UK)	Total

Average combined loans receivable – principal(3)	$299,443	$255,482	$554,925	$50,633	$605,558
Effective APR	128%	97%	114%	225%	123%
Finance charges	$286,671	$186,224	$472,895	$85,159	$558,054
Other	1,033	808	1,841	147	1,988
Total revenue	$287,704	$187,032	$474,736	$85,306	$560,042

	Nine Months Ended September 30, 2018
(Dollars in thousands)	Rise (US)(1)	Elastic (US)	Total Domestic	Sunny (UK)	Total

Average combined loans receivable – principal(3)	$290,828	$253,648	$544,476	$52,098	$596,574
Effective APR	138%	97%	119%	235%	129%
Finance charges	$300,711	$183,877	$484,588	$91,480	$576,068
Other	1,670	1,425	3,095	231	3,326
Total revenue	$302,381	$185,302	$487,683	$91,711	$579,394

(1)	Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

(2)	Includes immaterial balances related to the Today Card, which expanded its test launch in November 2018.

(3)
Average combined loans receivable - principal is calculated using daily principal balances. See the "Combined Loan Information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

Loan Loss Reserve by Product

	Three Months Ended September 30, 2019
(Dollars in thousands)	Rise (US)	Elastic (US)(1)	Total Domestic	Sunny (UK)	Total

Combined loan loss reserve(2):
Beginning balance	$41,393	$26,479	$67,872	$10,007	$77,879
Net charge-offs	(49,179)	(27,886)	(77,065)	(9,930)	(86,995)
Provision for loan losses	58,290	33,412	91,702	9,345	101,047
Effect of foreign currency	—	—	—	(292)	(292)
Ending balance	$50,504	$32,005	$82,509	$9,130	$91,639
Combined loans receivable(2)(3)	$349,264	$270,108	$619,372	$46,602	$665,974
Combined loan loss reserve as a percentage of ending combined loans receivable	14%	12%	13%	20%	14%
Net charge-offs as a percentage of revenues	48%	45%	47%	35%	45%
Provision for loan losses as a percentage of revenues	57%	53%	56%	33%	52%

	Three Months Ended September 30, 2018
(Dollars in thousands)	Rise (US)	Elastic (US)	Total Domestic	Sunny (UK)	Total

Combined loan loss reserve(2):
Beginning balance	$40,796	$29,394	$70,190	$10,341	$80,531
Net charge-offs	(53,990)	(33,103)	(87,093)	(13,252)	(100,345)
Provision for loan losses	61,716	38,243	99,959	13,937	113,896
Effect of foreign currency	—	—	—	(150)	(150)
Ending balance	$48,522	$34,534	$83,056	$10,876	$93,932
Combined loans receivable(2)(3)	$322,266	$298,564	$620,830	$52,981	$673,811
Combined loan loss reserve as a percentage of ending combined loans receivable	15%	12%	13%	21%	14%
Net charge-offs as a percentage of revenues	52%	50%	51%	41%	50%
Provision for loan losses as a percentage of revenues	60%	58%	59%	44%	57%

(1)	Includes immaterial balances related to the Today Card, which expanded its test launch in November 2018.

(2	Not a financial measure prepared in accordance with GAAP. See the "Combined Loan Information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

(3)	Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

Loan Loss Reserve by Product, Continued

	Nine Months Ended September 30, 2019
(Dollars in thousands)	Rise (US)	Elastic (US)(1)	Total Domestic	Sunny (UK)	Total

Combined loan loss reserve(2):
Beginning balance	$50,597	$36,050	$86,647	$9,405	$96,052
Net charge-offs	(147,189)	(92,287)	(239,476)	(31,113)	(270,589)
Provision for loan losses	147,096	88,242	235,338	31,165	266,503
Effect of foreign currency	—	—	—	(327)	(327)
Ending balance	$50,504	$32,005	$82,509	$9,130	$91,639
Combined loans receivable(2)(3)	$349,264	$270,108	$619,372	$46,602	$665,974
Combined loan loss reserve as a percentage of ending combined loans receivable	14%	12%	13%	20%	14%
Net charge-offs as a percentage of revenues	51%	49%	50%	36%	48%
Provision for loan losses as a percentage of revenues	51%	47%	50%	37%	48%

	Nine Months Ended September 30, 2018
(Dollars in thousands)	Rise (US)	Elastic (US)	Total Domestic	Sunny (UK)	Total

Combined loan loss reserve(2):
Beginning balance	$55,867	$28,870	$84,737	$9,052	$93,789
Net charge-offs	(166,931)	(91,278)	(258,209)	(35,934)	(294,143)
Provision for loan losses	159,586	96,942	256,528	38,108	294,636
Effect of foreign currency	—	—	—	(350)	(350)
Ending balance	$48,522	$34,534	$83,056	$10,876	$93,932
Combined loans receivable(2)(3)	$322,266	$298,564	$620,830	$52,981	$673,811
Combined loan loss reserve as a percentage of ending combined loans receivable	15%	12%	13%	21%	14%
Net charge-offs as a percentage of revenues	55%	49%	53%	39%	51%
Provision for loan losses as a percentage of revenues	53%	52%	53%	42%	51%

(1)	Includes immaterial balances related to the Today Card, which expanded its test launch in November 2018.

(2)	Not a financial measure prepared in accordance with GAAP. See the "Combined Loan Information" section for a reconciliation of this non-GAAP measure to the most comparable GAAP measure.

(3)	Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

Customer Loan Data by Product

	Three Months Ended September 30, 2019
	Rise (US)	Elastic (US)(1)	Total Domestic	Sunny (UK)	Total
Beginning number of combined loans outstanding	135,771	142,561	278,332	92,886	371,218
New customer loans originated	33,108	20,248	53,356	21,702	75,058
Former customer loans originated	19,168	21	19,189	—	19,189
Attrition	(39,796)	(10,183)	(49,979)	(24,623)	(74,602)
Ending number of combined loans outstanding	148,251	152,647	300,898	89,965	390,863
Customer acquisition cost	$215	$188	$205	$133	$184
Average customer loan balance	$2,208	$1,695	$1,948	$473	$1,609

	Three Months Ended September 30, 2018
	Rise (US)	Elastic (US)	Total Domestic	Sunny (UK)	Total
Beginning number of combined loans outstanding	130,897	149,140	280,037	92,555	372,592
New customer loans originated	33,608	34,247	67,855	26,671	94,526
Former customer loans originated	23,434	390	23,824	—	23,824
Attrition	(47,721)	(16,732)	(64,453)	(25,053)	(89,506)
Ending number of combined loans outstanding	140,218	167,045	307,263	94,173	401,436
Customer acquisition cost	$261	$217	$239	$190	$225
Average customer loan balance	$2,135	$1,714	$1,906	$512	$1,579

(1)	Includes immaterial balances related to the Today Card, which expanded its test launch in November 2018.

Customer Loan Data by Product, Continued

	Nine Months Ended September 30, 2019
	Rise (US)	Elastic (US)(1)	Total Domestic	Sunny (UK)	Total
Beginning number of combined loans outstanding	142,758	166,397	309,155	89,449	398,604
New customer loans originated	80,650	38,912	119,562	76,622	196,184
Former customer loans originated	55,809	48	55,857	—	55,857
Attrition	(130,966)	(52,710)	(183,676)	(76,106)	(259,782)
Ending number of combined loans outstanding	148,251	152,647	300,898	89,965	390,863
Customer acquisition cost	$251	$230	$244	$156	$210

	Nine Months Ended September 30, 2018
	Rise (US)	Elastic (US)	Total Domestic	Sunny (UK)	Total
Beginning number of combined loans outstanding	140,790	140,672	281,462	80,510	361,972
New customer loans originated	83,022	81,432	164,454	85,353	249,807
Former customer loans originated	61,633	606	62,239	—	62,239
Attrition	(145,227)	(55,665)	(200,892)	(71,690)	(272,582)
Ending number of combined loans outstanding	140,218	167,045	307,263	94,173	401,436
Customer acquisition cost	$295	$237	$267	$238	$257

(1)	Includes immaterial balances related to the Today Card, which expanded its test launch in November 2018.

Combined Loan Information
The Elastic line of credit product is originated by a third party lender, Republic Bank, which initially provides all of the funding for that product. Republic Bank retains 10% of the balances of all of the loans originated and sells a 90% loan participation in the Elastic lines of credit to a third party SPV, Elastic SPV, Ltd. Elevate is required to consolidate Elastic SPV, Ltd. as a variable interest entity under GAAP and the condensed consolidated financial statements include revenue, losses and loans receivable related to the 90% of Elastic lines of credit originated by Republic Bank and sold to Elastic SPV, Ltd.
Beginning in the fourth quarter of 2018, the Company also licensed its Rise installment loan brand to a third party lender, FinWise Bank, which originates Rise installment loans in nineteen states. FinWise Bank initially provides all of the funding and retains a percentage of the balances of all of the loans originated and sells the remaining loan participation in those Rise installment loans to a third party SPV, EF SPV, Ltd. Prior to August 1, 2019, FinWise Bank retained 5% of the balances, and sold a 95% participation to EF SPV, Ltd. Starting August 1, 2019, the participation percentage changed to 96%. Elevate is required to consolidate EF SPV, Ltd. as a variable interest entity under GAAP and the condensed consolidated financial statements include revenue, losses and loans receivable related to the 96% of Rise installment loans originated by FinWise Bank and sold to EF SPV, Ltd.
Elevate defines combined loans receivable - principal as loans owned by the Company plus loans originated and owned by third-party lenders pursuant to our CSO programs. In Texas, the Company does not make Rise loans directly, but rather acts as a Credit Services Organization (which is also known as a Credit Access Business), or, “CSO,” and the loans are originated by an unaffiliated third party. There are no new loan originations in Ohio commencing in April 2019, but the Company continues to have obligations as the CSO until the wind-down of this portfolio is complete. Elevate defines combined loan loss reserve as the loan loss reserve for loans owned by the Company plus the loan loss reserve for loans originated and owned by third-party lenders and guaranteed by the Company. The information presented in the tables below on a combined basis are non-GAAP measures based on a combined portfolio of loans, which includes the total amount of outstanding loans receivable that the Company owns and that are on the Company's condensed consolidated balance sheets plus outstanding loans receivable originated and owned by third parties that the Company guarantees pursuant to CSO programs in which the Company participates.
The Company believes these non-GAAP measures provide investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the combined loan portfolio on an aggregate basis. The Company also believes that the comparison of the combined amounts from period to period is more meaningful than comparing only the amounts reflected on the Company's condensed consolidated balance sheets since both revenues and cost of sales as reflected in the Company's condensed consolidated financial statements are impacted by the aggregate amount of loans the Company owns and those CSO loans the Company guarantees.
The Company's use of total combined loans and fees receivable has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•	Rise CSO loans are originated and owned by a third party lender; and

•	Rise CSO loans are funded by a third party lender and are not part of the VPC Facility.
As of each of the period ends indicated, the following table presents a reconciliation of:

•	Loans receivable, net, Company owned (which reconciles to the Company's condensed consolidated balance sheets included elsewhere in this press release);

•	Loans receivable, net, guaranteed by the Company;

•	Combined loans receivable (which the Company uses as a non-GAAP measure); and

•	Combined loan loss reserve (which the Company uses as a non-GAAP measure).

	2018				2019
(Dollars in thousands)	March 31	June 30	September 30	December 31	March 31	June 30	September 30

Company Owned Loans:
Loans receivable – principal, current, company owned	$471,996	$493,908	$525,717	$543,405	$491,208	$523,785	$543,565
Loans receivable – principal, past due, company owned	60,876	58,949	69,934	68,251	55,286	55,711	65,824
Loans receivable – principal, total, company owned	532,872	552,857	595,651	611,656	546,494	579,496	609,389
Loans receivable – finance charges, company owned	31,181	31,519	36,747	41,646	32,491	31,805	35,702
Loans receivable – company owned	564,053	584,376	632,398	653,302	578,985	611,301	645,091
Allowance for loan losses on loans receivable, company owned	(80,497)	(76,575)	(89,422)	(91,608)	(76,457)	(75,896)	(89,667)
Loans receivable, net, company owned	$483,556	$507,801	$542,976	$561,694	$502,528	$535,405	$555,424
Third Party Loans Guaranteed by the Company:
Loans receivable – principal, current, guaranteed by company	$33,469	$35,114	$36,649	$35,529	$27,941	$21,099	$18,633
Loans receivable – principal, past due, guaranteed by company	1,123	1,494	1,661	1,353	696	596	697
Loans receivable – principal, total, guaranteed by company(1)	34,592	36,608	38,310	36,882	28,637	21,695	19,330
Loans receivable – finance charges, guaranteed by company(2)	2,612	2,777	3,103	2,944	2,164	1,676	1,553
Loans receivable – guaranteed by company	37,204	39,385	41,413	39,826	30,801	23,371	20,883
Liability for losses on loans receivable, guaranteed by company	(3,749)	(3,956)	(4,510)	(4,444)	(3,242)	(1,983)	(1,972)
Loans receivable, net, guaranteed by company(3)	$33,455	$35,429	$36,903	$35,382	$27,559	$21,388	$18,911
Combined Loans Receivable(3):
Combined loans receivable – principal, current	$505,465	$529,022	$562,366	$578,934	$519,149	$544,884	$562,198
Combined loans receivable – principal, past due	61,999	60,443	71,595	69,604	55,982	56,307	66,521
Combined loans receivable – principal	567,464	589,465	633,961	648,538	575,131	601,191	628,719
Combined loans receivable – finance charges	33,793	34,296	39,850	44,590	34,655	33,481	37,255
Combined loans receivable	$601,257	$623,761	$673,811	$693,128	$609,786	$634,672	$665,974
Combined Loan Loss Reserve(3):
Allowance for loan losses on loans receivable, company owned	$(80,497)	$(76,575)	$(89,422)	$(91,608)	$(76,457)	$(75,896)	$(89,667)
Liability for losses on loans receivable, guaranteed by company	(3,749)	(3,956)	(4,510)	(4,444)	(3,242)	(1,983)	(1,972)
Combined loan loss reserve	$(84,246)	$(80,531)	$(93,932)	$(96,052)	$(79,699)	$(77,879)	$(91,639)
Combined loans receivable – principal, past due(3)	$61,999	$60,443	$71,595	$69,604	$55,982	$56,307	$66,521
Combined loans receivable – principal(3)	567,464	589,465	633,961	648,538	575,131	601,191	628,719
Percentage past due	11%	10%	11%	11%	10%	9%	11%
Combined loan loss reserve as a percentage of combined loans receivable(3)(4)	14%	13%	14%	14%	13%	12%	14%
Allowance for loan losses as a percentage of loans receivable – company owned	14%	13%	14%	14%	13%	12%	14%

(1)	Represents loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

(2)	Represents finance charges earned by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

(3)	Non-GAAP measure.

(4)	Combined loan loss reserve as a percentage of combined loans receivable is determined using period-end balances.